                           SCHEDULE 14A INFORMATION
                           ------------------------

                  Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Infoseek Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies: N/A
                                                                        -----
     (2) Aggregate number of securities to which transaction applies: N/A
                                                                     -----
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
                                                                       -----
     (4) Proposed maximum aggregate value of transaction: N/A
                                                         -----
     (5) Total fee paid: N/A
                        -----
[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid: N/A
                                -----
     (2) Form, Schedule or Registration Statement No.: N/A
                                                      -----
     (3) Filing Party: N/A
                      -----
     (4) Date Filed: N/A
                    -----

                             INFOSEEK CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 14, 1999

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Infoseek Corporation, a Delaware corporation (the "Company"), will be held on Friday, May 14, 1999 at 9:00 a.m., local time, at the Company's principal executive offices located at 1399 Moffett Park Drive, Sunnyvale, California 94089, for the following purposes:

    1. To elect eight (8) directors to serve for the ensuing year and until their successors are duly elected and qualified;

    2. To ratify and approve an amendment to the Company's 1996 Stock Option/Stock Issuance Plan to provide for an increase in the number of shares available for grant thereunder by the lesser of (i) 2,400,000 shares, (ii) 4% of the outstanding shares of Common Stock of the Company, or (iii) such lesser number of shares as determined by the Board of Directors to take place immediately after stockholder approval and annually thereafter starting January 1, 2000;

    3. To ratify and approve an amendment to the Company's 1996 Stock Option/Stock Issuance Plan to provide for (i) an increase in the automatic option grant program for non-employee directors from 15,000 to 40,000 shares upon becoming a director, (ii) a decrease in the automatic option grant program for non-employee directors from 7,500 to 5,000 shares at the time of each annual meeting of stockholders thereafter, and (iii) the establishment of an additional automatic grant of 5,000 shares to non-employee directors per committee on which such non-employee director serves at the time of each annual meeting of stockholders thereafter;

    4. To ratify and approve an amendment to the Company's Employee Stock Purchase Plan to provide for an annual increase in the number of shares available for issuance and sale thereunder by the lesser of (i) 800,000 shares, (ii) 1% of the outstanding shares of Common Stock of the Company, or (iii) such lesser number of shares as determined by the Board of Directors;

    5. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending October 2, 1999; and

    6. To transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on April 2, 1999 are entitled to receive notice of, to attend and to vote at the meeting and any adjournment thereof.

  All stockholders are cordially invited to attend the meeting in person. Any stockholder attending the meeting may vote in person even if such stockholder returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          Harry M. Motro
                                          President, Chief Executive Officer
                                           and Director

Sunnyvale, California
April 19, 1999


 IMPORTANT: WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             INFOSEEK CORPORATION

                               ----------------

              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

  The enclosed Proxy is solicited on behalf of the Board of Directors of Infoseek Corporation (the "Company") for use at the Company's 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held Friday, May 14, 1999, at 9:00 a.m., local time, or at any and all continuation(s) or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the principal executive offices of the Company, located at 1399 Moffett Park Drive, Sunnyvale, California 94089. The Company's telephone number at that location is (408) 543-6000.

  These proxy solicitation materials were mailed on or about April 19, 1999 to all stockholders entitled to vote at the Annual Meeting.

Explanatory Note

  On November 18, 1998, Infoseek entered into a significant transaction with The Walt Disney Company. In this transaction, Infoseek acquired Starwave Corporation ("Starwave") from Disney and formed a holding company, incorporated in Delaware, for purposes of holding the capital stock of Infoseek Corporation, a California corporation, and Starwave.

  In this Proxy Statement, references to Infoseek Corporation or the "Company" on or after November 18, 1998 are references to Infoseek Corporation, a Delaware corporation ("Infoseek Delaware") and its subsidiaries, and references to Infoseek Corporation or the "Company" prior to November 18 are references to Infoseek Corporation, a California corporation.

                INFORMATION CONCERNING SOLICITATION AND VOTING

Purposes of the Annual Meeting

  The purposes of the Annual Meeting are: (i) to elect eight (8) directors to serve for the ensuing year and until their successors are duly elected and qualified; (ii) to ratify and approve an amendment to the Company's 1996 Stock Option/Stock Issuance Plan to provide for an increase in the number of shares available for grant thereunder by the lesser of (a) 2,400,000 shares, (b) 4% of the outstanding shares of Common Stock of the Company, or (c) such lesser number of shares as determined by the Board of Directors to take place immediately after stockholder approval and annually therafter starting January 1, 2000; (iii) to ratify and approve an amendment to the Company's Stock Option/Stock Issuance Plan to provide for (a) an increase in the automatic option grant program for non-employee directors from 15,000 to 40,000 shares upon becoming a director, (b) a decrease in the automatic option grant program for non-employee directors from 7,500 to 5,000 shares at the time of each annual meeting of stockholders thereafter, and (c) the establishment of an additional automatic grant of 5,000 shares to non-employee directors per committee on which such non-employee director serves at the time of each annual meeting of stockholders thereafter; (iv) to ratify and approve an amendment to the Company's Employee Stock Purchase Plan to provide for an annual increase in the number of shares available for issuance and sale thereunder by the lesser of (a) 800,000 shares, (b) 1% of the outstanding shares of Common Stock of the Company, or (c) such lesser number of shares as determined by the Board of Directors; (v) to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending October 2, 1999; and (vi) to transact such other business as may properly come before the meeting or at any and all continuation(s) or adjournment(s) thereof.

Record Date and Shares Outstanding

  Stockholders of record at the close of business on April 2, 1999 (the "Record Date") are entitled to notice of, and to vote at the Annual Meeting. At the Record Date, 61,792,781 shares of the Company's Common Stock were issued and outstanding. Pursuant to a governance agreement, The Walt Disney Company, who as of the Record Date held 26,103,992 shares or approximately 42.12% of the Company's outstanding common stock as of the Record Date, has agreed to vote its shares in favor of proposals (i) through
(v) above. Also pursuant to the governance agreement, Infoseek has agreed that its directors and executive officers, who as of the Record Date together hold 6,251,193 shares or approximately 10.01% of the Company's common stock as of the Record Date, will vote in favor of the Disney-designated nominees, Steven
M. Bornstein, Robert A. Iger and Jacob ("Jake") J. Winebaum. See "OTHER INFORMATION--Certain Transactions." For information regarding security ownership by management and 5% stockholders, see "OTHER INFORMATION--Security Ownership of Certain Beneficial Owners and Management." The closing price of the Company's Common Stock on the Nasdaq Stock Market on the last trading day immediately prior to the Record Date was $76.50 per share.

Revocability of Proxies

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attending the Annual Meeting in and of itself will not constitute a revocation of proxy.

Voting and Solicitation

  Each share of Common Stock outstanding on the Record Date will be entitled to one (1) vote on all matters. The eight (8) candidates for election as directors at the Annual Meeting who receive a plurality of the shares of the Company's outstanding Common Stock present or represented at the Annual Meeting will be elected. The amendment to the Company's 1996 Stock Option/Stock Issuance Plan, the amendment to the Company's Employee Stock Purchase Plan, and the ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending October 2, 1999, will require the affirmative vote of a majority of the shares of the Company's outstanding Common Stock present or represented at the Annual Meeting.

  Shares of Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of the Company's nominees as a director; (ii) FOR ratification and approval of the amendment to the Company's 1996 Stock Option/Stock Issuance Plan; (iii) FOR ratification and approval of the amendment to the Company's Employee Stock Purchase Plan; and (iv) FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending October 2, 1999. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy as the Board of Directors may recommend.

  The cost of this solicitation will be borne by the Company. The Company has retained a proxy solicitation firm, Morrow & Company, to aid it in the solicitation process, at a cost to the Company of approximately $5,000 plus reimbursement of reasonable expenses. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation other than reimbursement of expenses, personally or by telephone, telegram or letter.

Quorum; Abstentions; Broker Non-Votes

  The required quorum for the transaction of business at the Annual Meeting is a majority of the shares of Common Stock outstanding on the Record Date. Shares that are voted "FOR" or "AGAINST" a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

  Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum of shares is present at a meeting; however, such votes are not deemed to be Votes Cast. As a result, abstentions and broker non-votes are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the Votes Cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Interests of Certain Persons

  Approval of proposal (iii) set forth above will result in any non-employee Board member who is not affiliated, whether as a partner, principal, officer or employee, with any entity that owns 2% or more of the shares of any class of the Company's outstanding stock receiving an option to purchase an additional 2,500 shares of common stock following the Annual Meeting and following future annual meetings. Accordingly, Messrs. Krause, Stover and Zeisler, each of whom (together with affiliates) owns less than 1% of the outstanding common stock of the Company, will receive such an award.

Deadline for Receipt of Stockholder Proposals

  Proposals of the Company's stockholders that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting") must be received by the Company at its principal executive offices, no later than December 21, 1999 in order to be considered for possible inclusion in the Proxy Statement and form of Proxy relating to the 2000 Annual Meeting.

  In addition, proposals of the Company's stockholders that such stockholders intend to present at the Company's Annual Meeting, but not include in the Company's Proxy Statement and form of Proxy relating to the Annual Meeting (a "Non-Rule 14a-8 Proposal"), must be received by the Company at its principal executive offices no later than February 4, 2000 and no earlier than March 17, 2000. In the event that the Company does not receive timely notice with respect to a Non-Rule 14a-8 Proposal, management of the Company would use its discretionary authority to vote the shares it represents as the Board of Directors may recommend.

Fiscal Year End

  On January 28, 1999, the Company changed to a fiscal year with 52 or 53 week periods ending on the Saturday nearest September 30. Due to the change, Fiscal 1998 was a nine month period beginning January 1, 1998 and ending October 3, 1998 and is referred to herein as the "Last Fiscal Year."

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

Directors

  A board of eight (8) directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's eight (8) nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been duly elected and qualified or until his earlier death, resignation or removal. It is not expected that any nominee will be unable or will decline to serve as a director.

Recommendation of the Board of Directors

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

Nominees for Director

   Name of Nominee                Age        Position with the Company
   ---------------                ---        -------------------------
   Harry M. Motro................  38 President, Chief Executive Officer and
                                      Director
   Steven T. Kirsch..............  42 Chairman of the Board of Directors,
                                      Senior Vice President, Kirschworks
   Steven M. Bornstein...........  46 Director
   Robert A. Iger(1).............  48 Director
   L. William Krause(2)..........  56 Director
   Matthew J. Stover(1)..........  43 Director
   Jacob ("Jake") J. Winebaum(2).  39 Director
   John E. Zeisler(2)............  46 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

  Harry M. Motro joined Infoseek in April 1997 as its President and was appointed Chief Executive Officer and a director of Infoseek in May 1997. From 1995 to April 1997, Mr. Motro served as Senior Vice President of Cable News Network Inc. in charge of CNN Interactive and News Business Development. From 1988 to 1995, Mr. Motro served in several executive positions with Turner Broadcasting Inc. and CNN, including Director, Special Projects and External Reporting, Assistant Vice President, Finance, and Vice President, Business Development and Strategic Planning. From 1982 to 1988, Mr. Motro served as Manager, Audit Services, with Coopers & Lybrand LLP. Mr. Motro holds a B.S. degree in Business from the University of Virginia. Mr. Motro is also a member of the advisory committee which oversees GO Network.

  Steven T. Kirsch, a founder of Infoseek, has been a director of Infoseek since August 1993 and Chairman of the Board of Directors since December 1995. From September 1993 to November 1995, Mr. Kirsch also served as President and Chief Executive Officer of Infoseek and currently is Senior Vice President, Kirschworks, Infoseek's research and development group. From January 1990 to December 1993, Mr. Kirsch served as Vice President, New Product Development of Frame Technology Corporation, a software engineering company which he co-founded. Mr. Kirsch holds a B.S. degree and an M.S. degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

  Steven M. Bornstein became a director of Infoseek in November 1998. Mr. Bornstein is President of ABC, Inc., a subsidiary of The Walt Disney Company, which position he has held since February 1999. Prior thereo, Mr. Bornstein was President and Chief Executive Officer of ESPN from February 1999 to September 1990. Mr. Bornstein is a director of ESPN. Mr. Bornstein is a Disney-designated nominee.

  Robert A. Iger became a director of Infoseek in November 1998. Mr. Iger is President of Walt Disney International and chairman of the ABC Group, which position he has held since February 1999. Prior thereto, Mr. Iger served as President of ABC, Inc., from February 1996 to February 1999. Mr. Iger served as President and Chief Operating Officer of Capital Cities/ABC, Inc. from September 1994 to February 1996 and as President of the ABC Television Network from January 1993 to August 1994. Mr. Iger holds a B.S. in Communications from Ithaca College. Mr. Iger is a Disney-designated nominee.

  L. William Krause has served as a director of Infoseek since July 1997. Since November 1998, Mr. Krause has been President of LWK Ventures, a private investment company. Mr. Krause served as President, Chief Executive Officer and as a director of Storm Technology, Inc., a provider of computer peripherals and software for digital imaging, from October 1991 to November 1998 when it filed for protection under federal bankruptcy laws. Prior to that, Mr. Krause spent ten years at 3Com Corporation, a manufacturer of global data networking systems, where he served as President and Chief Executive Officer until he retired in September 1990. Mr. Krause continued as Chairman of the Board for 3Com Corporation until 1993. Previously, Mr. Krause served in various marketing and general management executive positions at Hewlett-Packard Company. Mr. Krause currently serves as a director of Sybase, Inc. and Aureal Semiconductor, Inc.

  Matthew J. Stover has served as a director of Infoseek since March 1996. Since December 1997, Mr. Stover has been President and Chairman of the Board of Bell Atlantic Information Services Group, an international marketing information services provider. Mr. Stover is also the Chairman of the Board of Global Directory Services Company. Since January 1994, Mr. Stover has served as President and Chief Executive Officer of Bell Atlantic Yellow Pages Company, formerly known as NYNEX Information Resources Company. Since
January 1998, Mr. Stover has served as Chairman of the Board of Bell Atlantic Yellow Pages. Prior to that, Mr. Stover served as President and Chief Executive Officer of AGS Computers, Inc. from December 1992 to December 1993, Vice President, Public Affairs and Corporate Communications of NYNEX Corporation from May 1990 to December 1992 and Vice President, Communications for American Express Company from 1987 to 1990. Mr. Stover holds a B.A. degree in English Language and Literature from Yale University and a certificate from the Executive Program of the University of Virginia, Colgate Darden Graduate School of Business Administration.

  Jacob ("Jake") J. Winebaum became a director of Infoseek in November 1998. Mr. Winebaum is Chairman of the Buena Vista Internet Group, a subsidiary of The Walt Disney Company, which position he has held since April 1998. Prior thereto, Mr. Winebaum was President of the Buena Vista Internet Group from March 1997 to March 1998; President of Disney Online from July 1995 to March 1998; President of Disney Magazine Publishing from April 1994 to June 1995; President of Family PC from February 1994 to June 1995; and President of Family Fun from February 1992 to June 1995. Mr. Winebaum is also a member of the advisory committee which oversees GO Network. Mr. Winebaum is a Disney-designated nominee.

  John E. Zeisler has served as a director of Infoseek since May 1995. Mr. Zeisler is a private investor and on the board of directors of several private companies. From October 1996 to December, 1998 , Mr. Zeisler served as a General Partner of InterWest Partners, a venture capital firm. From August 1995 to September 1996, he served as Senior Vice President, Marketing of NETCOM, an internet company. From 1992 to 1995, he served as President and Chief Executive Officer of Pensoft Corporation, a software company. From 1987 to 1992, Mr. Zeisler was a co-founder and Vice President, Marketing of Claris Corporation, a software company. Mr. Zeisler holds a B.S. degree in Communications from Boston University.

Required Vote

  The eight (8) nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect in the election of directors under Delaware law.

Board Meetings and Committees

  The Board of Directors of the Company held a total of sixteen (16) meetings during the Last Fiscal Year. No incumbent director who served as a director during the Last Fiscal Year attended less than 75% of the aggregate of all meetings of the Board of Directors and any committees of the Board on which he served, if any, during the Last Fiscal Year./1/ The Board of Directors has an Audit Committee and a Compensation Committee, but does not have a nominating committee or a committee performing the functions of a nominating committee.

  The Audit Committee of the Board of Directors currently consists of Messrs. Iger and Stover. During the nine month period comprising the Last Fiscal Year, the Audit Committee held two (2) meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices and internal controls of the Company.

  The Compensation Committee of the Board of Directors currently consists of Messrs. Krause, Winebaum and Zeisler. During the nine month period comprising the Last Fiscal Year, the Compensation Committee held one (1) meeting. The Compensation Committee establishes salaries, incentives and other forms of compensation for officers and other employees of the Company and administers the incentive compensation and benefit plans of the Company.

Director Compensation

  The Company's directors receive an annual retainer of $12,000, paid quarterly, for services provided as a director plus $1,000 per meeting of the Board of Directors attended and are reimbursed for their out-of-pocket travel expenses associated with their attendance of Board meetings. The Company does not pay additional compensation for committee participation or special assignments of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Company.

  Under the Automatic Option Grant Program of the Company's 1996 Stock Option/Stock Issuance Plan, eligible non-employee Board members receive a series of option grants over their period of Board service. However, a non-employee Board member who is affiliated, whether as a partner, principal, officer or employee, with any entity that owns 2% or more of the shares of any class of the Company's outstanding stock will not be eligible to receive any automatic option grants under such program during his or her period of Board service. Each eligible individual who first becomes a non-employee Board member receives a 15,000 share option grant on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting, each eligible non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 7,500 shares of Common Stock provided such individual has served on the Board for at least six months. There is no limit on the number of such 7,500 share option grants any one eligible non-employee Board member may receive over his or her period of continued Board service.

--------
/1/Messrs. Bornstein, Iger and Winebaum became directors of Infoseek in November 1998, after the end of the Last Fiscal Year.

                                PROPOSAL NO. 2

                  RATIFICATION AND APPROVAL OF THE AMENDMENT
                 TO THE 1996 STOCK OPTION/STOCK ISSUANCE PLAN

General

  The Company's 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") was adopted by the Board of Directors on April 10, 1996 and approved by stockholders on May 15, 1996. The 1996 Plan was assumed by Infoseek Delaware on November 18, 1998. As of the Record Date, there are a total of 9,925,000 shares reserved for issuance under the 1996 Plan. As of the Record Date, options to purchase approximately 7,405,206 shares were outstanding under the 1996 Plan and an aggregate of 19,035 shares were available for future grant thereunder.

Proposal

  In April 1999, the Board of Directors approved an amendment to the 1996 Plan to provide for annual increases, to occur automatically as of the date of the Annual Meeting and on January 1 of each year thereafter, for the duration of the 1996 Plan, in the number of shares reserved for issuance thereunder by the lesser of (i) 2,400,000 shares, (ii) 4% of the outstanding shares of Common Stock of the Company or (iii) such lesser number of shares as determined by the Board of Directors (the "Evergreen Amendment"). At the Annual Meeting, the stockholders are being requested to approve the Evergreen Amendment. This Evergreen Amendment is proposed in order to ensure enough options are available, in the long term, to provide for continued growth of the Company. The Company believes that grants of stock options motivate high levels of performance and provide an effective means of recognizing employee contributions to the success of the Company. At present, most newly hired full-time employees are granted options. The Company believes that this policy will continue to be of great value in recruiting and retaining highly qualified technical and other key personnel. The Board of Directors believes that the ability to grant options will be important to the future success of the Company by allowing it to remain competitive in attracting and retaining such key personnel.

Description of the 1996 Plan

 Purpose

  The purpose of the 1996 Plan is to attract and retain the best available personnel for positions of substantial responsibility by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company, as a means to promote the success of the Company's business.

 Plan Components

  The 1996 Plan is divided into three separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 85% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 85% of their fair market value at the time of issuance or as a bonus tied to the performance of services, and (iii) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date.

 Administration

  The 1996 Plan is administered by the Board of Directors of the Company or by one or more committees of the Board of Directors (the "Plan Administrator"). All grants under the Discretionary Option Grant Program and the Stock Issuance Program are currently being administered by the Board of Directors. All questions of interpretation of the 1996 Plan are determined by the Plan Administrator, and such determinations are final and binding upon all participants. Under the Discretionary Option Tract Program and the Stock Issuance Program, the Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance including the acceleration thereof, and the maximum term for which any granted option is to remain outstanding. In no event, however, may any one participant in the 1996 Plan receive option grants or direct stock issuances for more than 1,000,000 shares per calendar year.

 Eligibility

  The Discretionary Option Grant Program and the Stock Issuance Program of the 1996 Plan permit participation by employees, non-employee Board members, consultants and other independent advisors of the Company or its majority-owned subsidiaries. Incentive Stock Options may be granted only to employees, including officers. Nonstatutory Stock Options may be granted to employees, consultants or other independent advisors of the Company.

  The Automatic Option Grant Program of the 1996 Plan permits participation by non-employee Board members, other than those Board members who are affiliated, whether as a partner, principal, officer or employee, with any entity that owns 2% or more of the shares of any class of the Company's outstanding stock.

 Stock Option and Stock Grant Terms

  The terms of stock options granted and stock issued under the 1996 Plan may be determined by the Plan Administrator, except that stock options granted pursuant to the Automatic Option Grant Program shall be governed by the self-executing terms of such program. Each stock option or stock grant is evidenced by a stock option or stock issuance agreement, as the case may be, between the Company and the person to whom such option is granted or such stock is issued, as the case may be, and is normally subject to the following additional terms and conditions:

    (a) Vesting Provisions: The Plan Administrator determines the vesting terms of the options granted or stock issued under the 1996 Plan. Stock grants pursuant to the Stock Issuance Program may be fully and immediately vested upon issuance or may vest in one or more installments over the participant's period of service or upon the attainment of specified performance objective. Options granted under the Discretionary Option Grant Program generally vest and become exercisable as to 25% of the shares one year from the date of grant and the balance in monthly increments over the subsequent three years of service. Each automatic option granted pursuant to the Automatic Option Grant Program will be immediately exercisable; however, any unvested shares so purchased will be subject to repurchase should the optionee cease service as a Board member prior to vesting in those shares. Each automatic option grant will vest in four successive equal annual installments over the optionee's period of Board service. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased, and tendering payment to the Company of the purchase price. The purchase price of the shares purchased upon exercise of any option or upon the issuance of stock, as the case may be, shall be paid in consideration of such form as is determined by the Plan Administrator, and such form of consideration may vary for each stock option or stock grant.

    (b) Exercise or Purchase Price: The exercise prices of option grants under the 1996 Plan are determined by the Plan Administrator. In the case of an incentive stock option granted to an employee or of a stock option granted pursuant to the Automatic Option Grant Program, the exercise price must not be less than 100% of the fair market value of the Common Stock on the date the option is granted, with the exception that in the case of an option granted to a stockholder who, immediately prior to such grant, owns stock representing more than 10% of the voting power or value of all classes of stock of the Company, the exercise price must not be less than 110% of such fair market value. In the case of a nonstatutory option granted to any other eligible person or of stock granted pursuant to the Stock Issuance Program, the per share exercise price or purchase price, as the case may be, shall be no less than 85% of fair market value per share on the date of grant or issuance.

    (c) Termination of Employment or Service: If the participant's status as an employee, non-employee director, consultant or other independent advisor terminates for any reason other than death or disability, options under the 1996 Plan may be exercised within such period of time after such termination as the Plan Administrator may determine, but only to the extent the options were exercisable on the date of termination, and in the case of options granted pursuant to the Automatic Option Grant Program within a period of not less than six (6) months from the date of termination of the optionee's Board service. If any optionee's employment or service is terminated for misconduct, then all outstanding options held by the optionee shall terminate immediately and cease to be outstanding. Upon the termination of any participant in the Stock Issuance Plan, all unvested shares of stock issued shall be immediately surrendered for cancellation.

    (d) Death or Permanent Disability: If an optionee should die or become permanently disabled while employed by the Company, options may be exercised by the optionee or the personal representative of the optionee's estate, as the case may be, within such period of time after such death or permanent disability as the Plan Administrator may determine, but only to the extent such options were exercisable on such date and in no event later than the expiration of the term of such options. The terms of the Automatic Option Grant Program provide that if the optionee's cessation of Board service occurs by reason of death or permanent disability, then the optionee or the personal representative of the optionee's estate, as the case may be, shall have twelve (12) months or six (6) months, respectively, during which to exercise the option, but only to the extent such options were exercisable on such date and in no event later than the expiration of the term of such options.

    (e) Termination of Options: Options granted under the 1996 Plan expire ten (10) years from the date of grant or such shorter term as may be provided in the notice of grant. No option may be exercised by any person after such expiration.

    (f) Nontransferability of Options: An option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will, pursuant to the laws of descent or distribution or pursuant to a qualified domestic relations order, and may be exercised only by the optionee during his lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

    (g) Other Provisions: The stock option agreement or stock issuance agreement, as the case may be, may contain such other terms, provisions and conditions not inconsistent with the 1996 Plan as may be determined by the Plan Administrator.

 Adjustments Upon Changes in Capitalization or Changes in Control

  In the event any change is made in the Company's capitalization which results from a stock split, stock dividend, recapitalization, combination of shares or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration, appropriate adjustments shall be made with respect to shares and options available under the 1996 Plan.

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program, which is not to be assumed or replaced by the successor corporation, will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have the authority under the Discretionary Option Grant Program and the Stock Issuance Program to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will automatically vest in the event the individual's service is terminated, whether involuntarily or through a resignation for good reason, within 12 months following a merger or asset sale in which those options are assumed or those repurchase rights are assigned.

  The Plan Administrator will also have discretion to issue limited stock appreciation rights under the Discretionary Option Grant Program which will provide the holders with the right, upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting securities, to surrender their outstanding options for a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest reported price per share paid in effecting the takeover
(ii) the option exercise price payable per share.

 Amendment and Termination

  The Board of Directors may at any time or from time to time amend, alter, suspend or terminate the 1996 Plan without the approval of the stockholders; provided, however, that (i) the Automatic Option Grant Program cannot be amended more frequently than once every six months, and (ii) stockholder approval is required to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor rule or provision or any other applicable law or regulation. Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by applicable law, rule or regulation. No action by the Board of Directors or stockholders may unilaterally alter or impair any rights previously granted under the 1996 Plan without the written consent of the optionee. The 1996 Plan will terminate by its terms not later than April 30, 2006.

Certain Tax Information

  Options granted under the 1996 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or "nonstatutory stock options."

  If an option granted under the 1996 Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. Upon the sale or exchange of the shares at least two (2) years after grant of the option and one (1) year after receipt of the shares by the optionee, any gain or loss will be treated as capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term, or short-term capital gain or loss, depending on the holding period.

  All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income at the time he is granted a nonstatutory option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% stockholder of the Company, the date of taxation may be deferred if the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss.

  The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory stock option.

  The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the 1996 Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

Required Vote

  The affirmative vote of the holders of a majority of the Votes Cast is required to approve the Evergreen Amendment to the 1996 Plan.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE EVERGREEN AMENDMENT TO THE 1996 PLAN.

                                PROPOSAL NO. 3

                  RATIFICATION AND APPROVAL OF THE AMENDMENT
                 TO THE 1996 STOCK OPTION/STOCK ISSUANCE PLAN

General

  Under the Automatic Option Grant Program of the Company's 1996 Stock Option/Stock Issuance Plan, eligible non-employee Board members receive a series of option grants over their period of Board service. However, a non-employee Board member who is affiliated, whether as a partner, principal, officer or employee, with any entity that owns 2% or more of the shares of any class of the Company's outstanding stock is not eligible to receive any automatic option grants under such program during his or her period of Board service. Presently, each eligible individual who first becomes a non-employee Board member receives a 15,000 share option grant on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting, each eligible non-employee Board member who is to continue to serve as a non-employee Board member is automatically granted an option to purchase 7,500 shares of Common Stock provided such individual has served on the Board for at least six months. There is no limit on the number of such 7,500 share option grants any one eligible non-employee Board member may receive over his or her period of continued Board service.

Proposal

  In April 1999, the Board of Directors approved an amendment to the 1996 Plan to provide for an increase in the automatic option grant program for non-employee directors from (i) 15,000 to 40,000 upon becoming a director, and
(ii) 7,500 to 10,000 at the time of each annual meeting of stockholders thereafter, including this Annual Meeting. At the Annual Meeting, the stockholders are being requested to approve this Amendment. The Company believes that grants of stock options motivate high levels of performance from directors and provide an effective means of recognizing directors' contributions to the success of the Company. The Company believes that this policy is of great value in recruiting and retaining highly qualified individuals to serve on the Company's Board of Directors. The Board of Directors believes that this increase will be important to the future success of the Company by allowing it to remain competitive in attracting and retaining such qualified individuals to serve on the Company's Board of Directors.

Required Vote

  The affirmative vote of the holders of the Votes Cast is required to approve the foregoing Amendment to the 1996 Plan.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FOREGOING AMENDMENT TO THE 1996 PLAN.

                                PROPOSAL NO. 4

                  RATIFICATION AND APPROVAL OF THE AMENDMENT
                        TO EMPLOYEE STOCK PURCHASE PLAN

General

  The Company's Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors on April 10, 1996 and approved by stockholders on May 15, 1996. The Purchase Plan was assumed by Infoseek Delaware on November 18, 1998. As of the Record Date, a total of 987,500 shares of Common Stock were reserved for issuance and sale under the Purchase Plan. As of the Record Date, options to purchase approximately 116,752 shares have been purchased under the Purchase Plan and an aggregate of 870,748 shares were available for future sale thereunder.

Proposal

  Recent accounting pronouncements have altered the accounting treatment in the case of a shortfall of shares reserved for issuance under an employee stock purchase plan. As a result, if a shortfall occurs during a purchase period, the Company may not be able to provide for an increase to address such a shortfall without incurring a significant compensation charge. Therefore, in April 1999, the Board of Directors approved the amendment to the Purchase Plan which would automatically increase the shares reserved for issuance under the Purchase Plan according to a pre-set formula and proposed that it be approved by the stockholders at this Annual Meeting. While such an amendment minimizes the likelihood of a shortfall and resulting compensation charge, the Purchase Plan will require periodic monitoring to ensure that no shortfall occurs. To minimize the risk of incurring such a compensation charge in the future, the Board of Directors, in April 1999, approved amendment to the Purchase Plan to provide for annual increases, to occur automatically for the duration of the Purchase Plan on January 1 of each year, in the number of shares reserved for issuance thereunder equal to the lesser of (i) 800,000 shares, (ii) 1% of the outstanding shares of Common Stock of the Company or (iii) such lesser number of shares as determined by the Board of Directors (the "Evergreen Amendment"). At the Annual Meeting, the stockholders are being requested to approve the Evergreen Amendment to the Purchase Plan.

Description of the Purchase Plan

  General. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions.

  Administration. The Purchase Plan is to be administered by a Plan Administrator. The Plan Administrator consists of a committee of two (2) or more members of the Board of Directors (the "Board"). All questions of interpretation or application of the Purchase Plan are determined by the Plan Administrator and its decisions are final, conclusive and binding upon all participants.

  Eligibility. Each employee of the Company (including officers), whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year, is eligible to participate in an Offering Period (as defined below); provided, however, that no employee shall be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of the stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. Eligible employees become participants in the Purchase Plan by filing with the Company an enrollment form (including a stock purchase agreement and a payroll deduction authorization) prior to the beginning of each Offering Period unless a later time for filing the enrollment form has been set by the Plan Administrator.

  Participation in an Offering. The Purchase Plan is implemented by consecutive overlapping offering periods lasting for two (2) years (an "Offering Period"), with a new Offering Period commencing every six months. Common Stock may be purchased under the Purchase Plan every six
(6) months (a "Purchase Period"), unless the participant withdraws or terminates employment earlier. To the extent the fair market value of the Common Stock on any exercise date in an Offering Period is lower than the fair market value of the Common Stock on the first day of the Offering Period, then all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their options on such exercise date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof. The Plan Administrator may change the duration of the Purchase Periods or the length or date of commencement of an Offering Period prior to the relevant start date. To participate in the Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 10% of a participant's compensation. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan or the employee's employment with the Company terminates. At the beginning of each Offering Period, each participant is automatically granted options to purchase shares of the Company's Common Stock. The option expires at the end of the Purchase Period or upon termination of employment, whichever is earlier, but is exercised at the end of each Purchase Period to the extent of the payroll deductions accumulated during such Purchase Period. The number of shares subject to the option may not exceed 500 shares of the Company's Common Stock on the first day of the Purchase Period.

  Purchase Price, Shares Purchased. Shares of Common Stock may be purchased under the Purchase Plan at a price not less than 85% of the lesser of the fair market value of the Common Stock on (i) the first day of the Offering Period or (ii) the last day of Purchase Period. The "fair market value" of the Common Stock on any relevant date will be the closing price per share as reported on The Nasdaq National Market (or the mean of the closing bid and asked prices, if no sales were reported) as quoted on such exchange. The number of shares of Common Stock a participant purchases in each Purchase Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that Purchase Period by the purchase price.

  Termination of Employment. Termination of a participant's employment for any reason, including disability or death, or the failure of the participant to remain in the continuous scheduled employ of the Company for at least 20 hours per week for more than five (5) months per calendar year, cancels his or her option and participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan.

  Adjustment Upon Change in Capitalization. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Purchase Plan, the number and class of shares of stock subject to options outstanding under the Purchase Plan, and the exercise price of any such outstanding options.

  Amendment and Termination of the Plan. The Board of Directors may at any time terminate or amend the Purchase Plan. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would materially increase the number of shares of Common Stock issuable under the Purchase Plan or the maximum number of shares purchasable per participant on any one purchase date, except for permissible adjustments in the event of certain changes in the Company's capitalization, alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Purchase Plan or materially increase the benefits accruing to participants or materially modify the requirements for eligibility to participant in the Purchase Plan. The Purchase Plan will terminate not later than the last business day in July 2006.

  Withdrawal. Generally, a participant may withdraw from an Offering Period at any time without affecting his or her eligibility to participate in future Offering Periods. However, once a participant withdraws from a particular offering, that participant may not participate again in the same offering.

  Federal Tax Information for Purchase Plan. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the Offering Period or more than one (1) year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or
(ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term, mid-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

  The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

Required Vote

  The affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting is required to approve the Evergreen Amendment to the Purchase Plan.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE EVERGREEN AMENDMENT TO THE PURCHASE PLAN.

                                PROPOSAL NO. 5

                          RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

  The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending October 2, 1999 and seeks ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its appointment.

  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Required Vote

  The affirmative vote of the holders of a majority of the Votes Cast is required to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 2, 1999.

Recommendation of the Board of Directors

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING OCTOBER 2, 1999.

                               OTHER INFORMATION

Executive Officers

  In addition to Messrs. Motro and Kirsch, the following persons were executive officers of the Company as of the Record Date:

   Name                       Age                   Position
   ----                       ---                   --------
   Barak Berkowitz...........  45 Senior Vice President, Marketing and
                                  International
   Bhagwan D. ("B.D.") Goel..  35 Senior Vice President and General Manager,
                                  Commerce
   Beth A. Haggerty..........  40 Senior Vice President, Worldwide Sales and
                                  Strategic Partnerships
   Patrick J. Naughton.......  34 Executive Vice President of Products
   Andrew E. Newton..........  56 Vice President, General Counsel and
                                  Secretary
   Leslie E. Wright..........  45 Senior Vice President, Chief Administrative
                                  Officer and Chief Financial Officer

  Barak Berkowitz joined Infoseek in October 1997 as Vice President, Marketing and became Senior Vice President and General Manager, GO Network in November 1998. In January 1999, Mr. Berkowitz was appointed Senior Vice President, Marketing and International. In August 1990, Mr. Berkowitz founded MarketCentrix, a marketing consulting firm servicing technology-based companies. Mr. Berkowitz acted as President of MarketCentrix from August 1990 to July 1994, and again from October 1996 until October 1997. From July 1994 to October 1996, Mr. Berkowitz was Vice President and General Manager for the American region of Logitech, Inc., a computer peripherals company. Mr. Berkowitz studied Psychology and Biology at the City College of New York.

  Bhagwan D. ("B.D.") Goel joined Infoseek in September 1998 as Senior Vice President and General Manager, Commerce. From 1996 to 1998, Mr. Goel served as Vice President Products and Services of Internet Shopping Network, an internet business infrastructure company and wholly-owned subsidiary of USA Networks, Inc. From 1994 to 1996, Mr. Goel served as Vice President, Products Development for Worldwide Systems Corporation, a publisher of online travel information and a joint venture between Ameritech and Random House. From 1989 to 1994, Mr. Goel was Director of Product Development for KnowledgeSet Corporation (now Banta Intergrated Media), a developer of alternative electronic media applications. Mr. Goel holds a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology in New Delhi, India, and an M.S. degree in Electrical Engineering from the University of Toledo and is a candidate for a Ph.D. in Computer Science from Michigan State University.

  Beth A. Haggerty joined Infoseek in August 1997 as Vice President, Worldwide Advertising Sales and became Senior Vice President, Worldwide Sales and Strategic Partnerships in November 1998. From 1995 to April 1997, Ms. Haggerty served as Publishing Director of NetGuide Magazine, a CMP Media publication ("CMP"), and most recently as Publishing Director of CMPnet, the Internet Media Group of CMP. In August 1996, Ms. Haggerty also managed the launch of CMP's online product, NetGuide Live. From 1994 to 1995, Ms. Haggerty was a partner and co-founder of Interactive Enterprises, a Ziff Davis venture, and a Publisher of Inter@ctiveWeek magazine. From 1986 to 1994, Ms. Haggerty served in various capacities with CMP, including senior-level sales and marketing management positions for Information Week magazine, National Sales Manager for Network Computing magazine and Publisher of CommunicationsWeek magazine. Ms. Haggerty holds a B.S. degree in Political Science from Rutgers University.

  Patrick J. Naughton joined Infoseek in November 1998 as Senior Vice President and Chief Technical Officer and became Executive Vice President of Products in January 1999. Prior to joining Infoseek, Mr. Naughton was President and Chief Technology Officer of Starwave, which position he had held since April 1997. From July 1996 to April 1997, Mr. Naughton served as Starwave's Senior Vice President, Technology. From October 1994 to July 1996, Mr. Naughton served as Starwave's Vice President, Technology. From January 1993 to October 1994, Mr. Naughton served as Chief Technologist of First Person, Inc., a

Sun Microsystems subsidiary formed to commercialize Java technologies. Beginning in June 1988, Mr. Naughton was employed by Sun Microsystems, where he was involved in a research project in December 1990 in the Sun Microsystems Laboratories which conceived the Java programming language. Mr. Naughton holds a B.S. degree in Computer Science from Clarkson University.

  Andrew E. Newton, a founder of Infoseek, has served as Vice President and General Counsel since January 1994 and Secretary since March 1994. From February 1989 to November 1993, Mr. Newton was Vice President and General Counsel of Frame Technology Corporation, a software engineering company.
Mr. Newton holds an A.B. degree in English from Dartmouth College and a J.D. degree from Columbia University School of Law.

  Leslie E. Wright joined Infoseek in August 1997 as Vice President, Finance and Chief Financial Officer and was appointed Senior Vice President and Chief Operating Officer in August 1998. In November 1998, Mr. Wright resumed the role of Chief Financial Officer in addition to his role as Senior Vice President and Chief Operating Officer. In January 1999, Mr. Wright became Senior Vice President, Chief Administrative Officer and Chief Financial Officer. From 1994 to July 1997, Mr. Wright worked with Fractal Design Corporation, a graphics software company, where from May 1995 to July 1997 he served as Chief Operating Officer. From 1984 to 1994, Mr. Wright worked with The ASK Group, Inc., a software company, where from 1986 through 1994, he served as Executive Vice President and Chief Financial Officer. Mr. Wright holds a B.S. degree in Business from San Jose State University and is a Certified Public Accountant in the State of California.

Compliance with Section 16(a) of the Exchange Act

  Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file certain reports regarding ownership of, and transactions in, the Company's securities with the Securities and Exchange Commission and with The Nasdaq Stock Market, Inc. Such officers, directors, and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms that they file.

  Based solely on its review of copies of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) and Forms 5 and amendments thereto furnished to the Company with respect to the Last Fiscal Year, and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were required, the Company believes that, during the Last Fiscal Year, all Section 16(a) filing requirements applicable to the Company's officers and directors were complied with.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information regarding beneficial ownership of Infoseek common stock as of the Record Date (except as otherwise noted) by (i) each director of Infoseek, (ii) Infoseek's Chief Executive Officer and each of the four other most highly compensated executive officers of Infoseek during the nine month fiscal period ended October 3, 1998, (iii) all directors and executive officers of Infoseek as a group, and (iv) all those known by Infoseek to be beneficial owners of more than five percent of outstanding shares of Infoseek common stock. This table is based on information provided to Infoseek or filed with the Securities and Exchange Commission by Infoseek's directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws were applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

                                                   Number of      Percentage of
                                                     Shares        Outstanding
                                                  Beneficially      Infoseek
Beneficial Owner                                   Owned (1)      Common Stock
----------------                                  ------------    -------------
Steven T. Kirsch(2)..............................   5,498,334          8.89%
Harry M. Motro(3)................................     558,790             *
Matthew J. Stover(4).............................     164,384             *
John E. Zeisler(5)...............................      74,790             *
L. William Krause(6).............................      20,833             *
Leslie E. Wright(7)..............................      86,406             *
Beth A. Haggerty(8)..............................      83,517             *
Barak Berkowitz(9)...............................      78,521             *
Patrick J. Naughton(10)..........................     482,729             *
John Nauman(11)..................................      81,245             *
Andrew E. Newton(12).............................     516,747             *
Steven Bornstein(13).............................           0             0
Robert Iger(13)..................................           0             0
Jake Winebaum(13)................................           0             0
The Walt Disney Company(14)(15)..................  26,771,358(15)     42.86%
All directors and executive officers as a group
 (14 persons)(16)................................   7,646,296         12.10%

--------
  *  Represents less than 1%.
 (1) Based on 61,792,781 shares outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the aggregate number of shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 2, 1999 are deemed outstanding. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. To Infoseek's knowledge, except as set forth in the footnote to this table and subject to applicable community property laws, each party named in the table has sole voting and investment power with respect to the shares set forth opposite such party's name. The address for each of Messrs. Kirsch, Motro, Naughton, Stover, Zeisler, Krause, Wright, Berkowitz, Nauman, Newton and Ms. Haggerty is as follows: c/o Infoseek Corporation, 1399 Moffett Park Drive, Sunnyvale,
     California 94089. The address for each of Messrs. Bornstein, Iger and Winebaum is as follows: c/o The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521.
 (2) Represents 5,488,855 shares held in the name of trusts for the benefit of Mr. Kirsch and his family members. Includes 9479 shares issuable pursuant to stock options that may be exercised within 60 days after April 2, 1999.
 (3) Includes 557,290 shares issuable pursuant to stock options that may be exercised within 60 days after April 2, 1999.
 (4) Includes 15,000 shares issuable pursuant to stock options held in the name of Mr. Stover for the benefit of Bell Atlantic Corporation which may be exercised within 60 days after April 2, 1999, of which

     10,313 shares would be subject to Infoseek's right of repurchase. Also includes 149,384 shares held by Bell Atlantic Electronic Commerce Services, Inc., 35 Village Road, Middleton, Massachusetts 01949.
     Mr. Stover disclaims beneficial ownership of such shares.
 (5) Includes 62,291 shares issuable pursuant to stock options that may be exercised within 60 days after April 2, 1999, of which 12,188 shares would be subject to Infoseek's right of repurchase.
 (6) Includes 20,833 shares issuable pursuant to stock options that may be exercised within 60 days after April 2, 1999, of which 13,125 shares would be subject to Infoseek's right of repurchase.
 (7) Includes 86,406 shares issuable pursuant to stock options that may be exercised within 60 days after April 2, 1999.
 (8) Represents 1,122 shares held in the name of Ms. Haggerty's spouse. Includes 82,395 shares issuable pursuant to stock options that may be exercised within 60 days after April 2, 1999.
 (9) Includes 77,342 shares issuable pursuant to stock options that may be exercised within 60 days after April 2, 1999.
(10) Includes 424,704 shares which are issuable pursuant to stock options which may be exercised within 60 days of April 2, 1999.
(11) Includes 19,155 shares which are issuable pursuant to stock options which may be exercised within 60 days after April 2, 1999.
(12) Includes 40,208 shares which are issuable pursuant to stock options which may be exercised within 60 days after April 2, 1999.
(13) Based on his employment as an officer of Disney or its affiliates, such director may be deemed the owner of the shares held by Disney as indicated in the chart above. However, each such director disclaims beneficial ownership of Disney's shares.
(14) Includes both The Walt Disney Company and its wholly owned subsidiary, Disney Enterprises, Inc. For federal securities law purposes, The Walt Disney Company is deemed to have investment and voting power over shares of Infoseek common stock held by itself as well as by Disney Enterprises, Inc. In connection with the governance agreement between Infoseek and Disney, Disney has the right to purchase shares of Infoseek common stock sufficient to maintain an approximately 43.0% ownership interest in Infoseek as well as a warrant to purchase additional shares of Infoseek common stock in certain circumstances. In connection with this right, Disney has the right to purchase 299,182 shares of common stock and an immediately exercisable warrant to purchase 104,366 shares of common stock in connection with the issuance of shares in the acquisition of Quando, and the right to purchase an immediately exercisable warrant to purchase 263,845 shares of common stock resulting from option issuances by Infoseek from June 18 to December 18, 1998. All of such shares are included for beneficial ownership purposes.
(15) Does not include 16,019,182 shares that Disney may purchase pursuant to a warrant Disney holds which is not exercisable within 60 days unless certain contingencies principally outside Disney's control occur.
(16) Includes 1,395,103 shares issuable pursuant to stock options that may be exercised within 60 days after February 5, 1999, including those options identified in footnotes (2) through (13).

Executive Compensation

  The following summary compensation table sets forth certain information concerning compensation paid by Infoseek for the nine month fiscal year ended October 3, 1998 and the fiscal years ended December 31, 1997 and 1996 to the individuals who served as Infoseek's Chief Executive Officer during the nine month period ended October 3, 1998 and the four other most highly compensated executive officers of Infoseek who were serving as such at the end of the nine month fiscal year ended October 3, 1998.

Name and Principal       Fiscal                       Securities      All Other
Position(1)               Year   Salary  Bonus(2) Underlying Options Compensation
------------------       ------ -------- -------  ------------------ ------------
Harry M. Motro(3).......  1998  $187,000     --         125,000             --
 President and Chief      1997  $169,551 $69,230      1,000,000        $150,000(4)
  Executive Officer       1996       --      --             --              --

Patrick Naughton(5).....  1998  $183,617     --             --              --
 Executive Vice           1997  $220,552     --         264,957(6)          --
  President of Products   1996  $163,164     --         270,256(6)          --

Leslie E. Wright........  1998  $131,250     --          90,000             --
 Senior Vice President,   1997  $ 60,289 $20,000        137,500             --
 Chief Administrative     1996       --      --             --              --
 Officer and Chief
 Financial Officer

Andrew E. Newton........  1998  $135,000     --          20,000             --
 Vice President, General  1997  $160,000 $65,000         75,000             --
 Counsel and Secretary    1996  $140,000 $80,000            --              --

Barak Berkowitz.........  1998  $135,000     --          41,250             --
 Senior Vice President,   1997  $ 39,993 $11,700        165,000             --
 Marketing and            1996       --      --             --              --
 International

Beth A. Haggerty........  1998  $131,250     --          35,000             --
 Senior Vice President,   1997  $ 72,250 $50,480        165,000        $ 50,000(7)
 Worldwide Sales and      1996       --      --             --              --
 Strategic Partnerships

John Nauman.............  1998  $131,250     --          41,250             --
 Vice President,          1997  $175,000 $75,000            --              --
 Engineering of Portal    1996  $140,961 $25,000        200,000             --
 Products

--------
(1) From January 1, 1998 to October 3, 1998, Michael B. Slade and Curt D. Blake were the Chief Executive Officer and Chief Operating Officer, respectively, of Starwave and received aggregate salary, bonus and other compensation of $228,236 and $157,684, respectively. Because each of Messrs. Slade and Blake terminated their employment with Starwave upon Infoseek's acquisition of Starwave and thus did not become employees of Infoseek, Messrs. Slade and Blake are not included in this table. In addition, because Messrs. Wright and Nauman and Ms. Haggerty received the same amount of compensation for the nine month fiscal year ended October 3, 1998, each is indicated in this table.
(2) Infoseek did not pay bonuses during the nine month fiscal year ended October 3, 1998. Bonuses were paid on December 31, 1998, and will be reflected in Infoseek's proxy statement for the 2000 Annual Meeting.
(3) Mr. Motro became President and Chief Executive Officer of Infoseek in the second quarter of 1997 at an annual salary of $250,000.
(4) Represents a one-time relocation payment to Mr. Motro.
(5) Mr. Naughton was President and Chief Technical Officer of Starwave prior to Infoseek's acquisition of Starwave on November 18, 1998. Upon such acquisition, Mr. Naughton became Senior Vice President and Chief Technical Officer of Infoseek, and he has since been appointed Executive Vice President of Products.
(6) Options were granted pursuant to Starwave's stock option plans which were assumed by Infoseek on November 18, 1998. Number reflects conversion from options for shares of Starwave common stock to options for shares of Infoseek common stock.
(7) Represents a one-time relocation payment to Ms. Haggerty.

Option Grants in Last Fiscal Year

  The following table contains information concerning stock option grants made during the nine month period ended October 3, 1998 to Infoseek's Chief Executive Officer and the four other most highly compensated executive officers who were serving as such at the end of the nine month period ended October 3, 1998. No stock appreciation rights were granted to these individuals during such year.

                                                                           Potential Realizable
                                                                             Value at Assumed
                           Number of                                       Annual Rates of Stock
                          Securities     % of Total                         Price Appreciation
                          Underlying   Options Granted                      For Option Term(4)
                            Options    to Employees in Exercise Expiration ---------------------
Name                     Granted(#)(1) Fiscal Year(2)   Price      Date      5% ($)    10% ($)
----                     ------------- --------------- -------- ---------- ---------- ----------
Harry M. Motro..........    125,000         5.19       $19.8125  03/13/08  $1,557,497 $3,947,003
Leslie E. Wright........     90,000         3.74       $19.8125  03/13/08  $1,121,398 $2,841,842
Patrick J. Naughton             --           --             --        --          --         --
Andrew E. Newton........     20,000         0.83       $19.8125  03/13/08  $  249,200 $  631,520
Barak Berkowitz.........     41,250         1.71       $19.8125  03/13/08  $  513,973 $1,302,511
Beth A. Haggerty........     35,000         1.45       $19.8125  03/13/08  $  436,099 $1,105,161
John Nauman.............     41,250         1.71       $19.8125  03/13/08  $  513,974 $1,302,511

--------
(1) These options were granted under the Infoseek's 1996 Stock Option/Stock Issuance Plan. The grant dates are for these options as follows: Mr.
    Motro: March 13, 1998; Mr. Wright: March 13, 1998; Mr. Newton: March 13, 1998; Mr. Berkowitz: March 13, 1998; Ms. Haggerty: March 13, 1998; Mr.
    Nauman: March 13, 1998. Each option has a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee's cessation of service with Infoseek.
(2) Infoseek granted options to purchase 2,451,230 shares of common stock during the last fiscal year ended October 3, 1998.
(3) The exercise price may be paid in cash or in shares of Infoseek's common stock valued at fair market value on the exercise date. Infoseek may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the commission. There is no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

  The following table sets forth information concerning option exercises and option holdings during the nine month period ended October 3, 1998 with respect to Infoseek's Chief Executive Officer and its four other most highly compensated executive officers who were serving as such at the end of the period ended October 3, 1998.

                                                                              Potential Realizable
                                                    Number of Securities     Value At Assumed Annual
                                                   Underlying Unexercised     Rates of Stock Price
                                                         Options At          Appreciation For Option
                                                     Fiscal year End(#)            Term($)(1)
                         Shares Acquired  Value   ------------------------- -------------------------
Name                      Upon Exercise  Realized Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- -------- ----------- ------------- ----------- -------------
Harry M. Motro..........        --            --    354,165      770,835    $6,596,323   $12,505,239
Leslie E. Wright........        --            --     37,239      190,261    $  693,576   $ 2,210,486
Patrick J. Naughton.....     36,434      $311,802   332,190      219,583    $6,925,044   $ 3,753,697
Andrew E. Newton........        --            --     23,437       71,563    $  436,514   $ 1,036,611
Barak Berkowitz.........        --            --        --       206,250           --    $ 2,384,766
Beth A. Haggerty........        --            --     44,687      155,313    $  832,295   $ 2,374,267
John Nauman.............        --            --     23,958       67,292    $  347,391   $   534,875

--------
(1) The value of an "in-the-money" stock option represents the difference between the aggregate estimated fair market value of the underlying securities, based on the closing price of $23.6250 per share of Infoseek's common stock on the Nasdaq Stock Market on October 2, 1998, and the aggregate exercise price of the subject stock option.

Compensation Committee Interlocks and Insider Participation

  The Compensation Committee of Infoseek's Board of Directors was formed in April 1996 and is currently comprised of Messrs. Krause, Zeisler and Winebaum. None of these individuals were at any time during the nine month fiscal period ended October 3, 1998, or at any other time, an officer or employee of Infoseek. No member of the Compensation Committee of Infoseek serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of Infoseek's Board of Directors or Compensation Committee.

Certain Transactions

 Disney

  As result of Infoseek's transaction with Disney, Disney and its affiliates hold approximately 43% of Infoseek's outstanding common stock. In addition, Disney and its affiliates have the right to acquire, through the warrant, which becomes exercisable over time, an additional 15,720,000 shares of Infoseek common stock. If Disney exercises the warrant, Disney and its affiliates will hold on an aggregate basis together with the shares owned by Disney, approximately 50.1% of the outstanding Infoseek common stock on a fully-diluted basis assuming exercise of all outstanding options to maintain its initial percentage of stock and warrant ownership through direct purchases from Infoseek in the event of dilutive issuances.

  Infoseek and Disney have also entered into a governance agreement with respect to a number of matters. Under the governance agreement, for a period of three years following the date of the agreement, subject to earlier termination under certain circumstances, Disney agreed, among other things, to standstill provisions to not acquire over 49.9% of Infoseek's outstanding voting stock, to not solicit proxies or act with another party for purposes of voting or acquiring shares of Infoseek voting stock, and to not to transfer its Infoseek shares except under certain circumstances. The governance agreement also provides, among other things, for supermajority Board approval with respect to certain matters and, together with Infoseek's certificate of incorporation, during the standstill period, restricts Disney's ability to proceed with a tender offer for or merger with Infoseek in certain cases without the approval of members of the Infoseek Board not designated by Disney. During and following the standstill period any Disney tender offer for Infoseek is required to be conditioned upon a majority of disinterested Infoseek stockholders tendering their shares. Disney also agreed during the standstill period to votes its shares for nominees to the Board in accordance with the joint recommendations of management of Infoseek and the a majority of the Infoseek directors not affiliated with Disney, in favor of amendment to stock option and employee stock purchase plans approved by Infoseek's Board of Directors, and in favor of all matters approved by directors affiliated with Disney. Infoseek agreed to include a certain number of directors designated by Disney its slate of nominees based on Disney's ownership, so long as Disney owns at least 10% of the outstanding voting power of Infoseek. Based on Disney's current ownership, Disney is entitled to designate three nominees. Infoseek also agreed that its management and Board of Directors will vote in favor of the Disney-designated nominees.

  Infoseek and Disney are also parties to a number of licensing and commercial agreements regarding GO Network, one of Infoseek's internet services. GO Network is based, in part, upon certain intellectual property owned by Disney licensed to Infoseek pursuant to the terms of a royalty-bearing license agreement. The license agreement may terminate if certain events occur, such as if another party acquires 25% or more of Infoseek's stock, Infoseek fails to spend a certain amount of money to promote GO Network, or Infoseek files for bankruptcy. While owned and operated by Infoseek, GO Network also is subject to an advisory committee which consists of one Infoseek representative and one Disney representative for oversight of activities relating to the service. In connection with GO Network, Disney's wholly-owned subsidiary, ABC, Inc., agreed to provide and Infoseek agreed to purchase, $165 million in promotional support and activities over five years. As part of such promotion, Disney agreed to cobrand all ABCNEWS.com and ESPN.com owned non-traditional media promotion with promotions for GO Network. Disney has also agreed to integrate Infoseek's search and directory technology into its own Internet-based services.

  Infoseek's subsidiary, Starwave, has entered into several transactions with Disney. Starwave is a general partner in two joint ventures with Disney subsidiaries (the "Joint Ventures"). The operations of the ESPN Joint Venture currently include ESPN.com, NBA.com, NFL.com, NASCAR Online and Outside Online. The operations of the ABCNews Joint Venture currently include ABCNEWS.com, Mr. Showbiz, Wall of Sound, Celebsite and MoneyScope.

  The agreements relating to the Joint Ventures have terms of ten years following Infoseek's acquisition of Starwave and are mutually exclusive with regard to U.S. based online sports and general news services, respectively. Required funding under the Joint Ventures is split 60/40 between the Starwave and Disney entities that are parties to the Joint Ventures in negative cash flow years and 50/50 in years when the respective Joint Ventures achieve positive cash flow. Under the Joint Ventures:

  . Starwave provides a variety of services, including hosting, technology development, usage tracking, infrastructure, production support, software tools and engines.

  . ESPN provides access to all ESPN television and radio creative and editorial content, advertising and promotion on ESPN cable television and radio networks and access to the "ESPN" brand, properties and personalities.

  . Disney provides access to all ABC News creative and editorial content, advertising and promotion on ABC News programs, access to the "ABC News" brand, properties and personalities and ABC News Broadcast Newsroom infrastructure.

  ESPN and ABC have editorial, creative and overall marketing control of the services. Upon termination of the Joint Ventures, ESPN and ABC will own all URLs containing "ESPN," "ESPNET" and "ABC" as well as all editorial and creative assets. Starwave will own all other assets.

  Under Representation Agreements with ESPN and ABC, Infoseek (through Starwave) has agreed to act as the representative of the Joint Ventures. As such representative, Infoseek sells advertising and related services for the Joint Ventures, and has agreed to make quarterly payments to the Joint Ventures. These payments are the greater of a predetermined minimum amount or revenues actually billed to third parties (even if not collected) in the performance of such advertising and related services, less the costs of providing the services and a predetermined profit margin.

 Netscape

  Since March 1995, Infoseek's service has been listed as a navigational service on the Netscape Web page accessible via the "NetSearch" button. Through April 30, 1998, Infoseek's agreement with Netscape provided for payments up to $10,000,000 in cash and $2,500,000 in reciprocal advertising to be one of four non-exclusive premiere providers of navigational services along with Excite, Lycos, and Yahoo. The Netscape arrangement was subsequently extended through May 31, 1998.

  As of June 1, 1998, Infoseek entered into a one-year agreement with Netscape with terms that provide for Infoseek to pay, based on impressions delivered, up to an aggregate of $12,500,000 in cash to be one of the six non-exclusive premier providers of navigational services along with Excite, Netscape, Lycos, Alta Vista, and LookSmart. Under the terms of the agreement, Infoseek will receive 15% of premiere provider rotations--the pages served to visitors who have not selected a preferred provider. The payments to Netscape are being recognized ratably over the term of the agreement. In November 1998, Infoseek and Netscape renegotiated the terms of the June agreement to provide for the purchase of 5% of Netscape's available search traffic beginning January 11, 1999 and through the duration of the agreement which terminates May 31, 1999. Pages sourced from Netscape have declined from 30% a year ago to 13% in June 1998 and 12% in September 1998. A loss of Netscape sourced pages could have an adverse impact on Infoseek's business, results of operations and financial condition and prospects. As of September 30, 1998, Infoseek has a cash commitment ranging from a minimum of $4,150,000 to a maximum of $12,500,000 depending on the level of traffic delivered by Netscape in connection with this agreement. Mr. Zeisler's wife, Jennifer Bailey, is a Senior Vice President of Netscape.

 Other

  Infoseek has granted options to certain of its directors and executive officers. See "Executive Compensation--Option Grants in Last Fiscal Year" and "Security Ownership of Certain Beneficial Owners and Management."

  Infoseek has entered into indemnification agreements with its executive officers, directors and certain significant employees. Infoseek's indemnification agreements will require Infoseek, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors, executive officers or significant employees and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

  At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of Infoseek in which indemnification would be required or permitted. Infoseek is aware of threatened litigation against it and three of its executive officers by a former employer of one of its current executive officers. Although Infoseek believes that it and its officers have valid defenses against any such litigation which may be brought, if such defenses were unsuccessful such litigation may give rise to claims for indemnification under the indemnification agreements. Infoseek is not aware of any other threatened litigation or proceeding which may result in a claim for such indemnification.

  Infoseek believes that all of the transactions set forth above were made on terms no less favorable to Infoseek and its affiliates than could have been obtained from unaffiliated third parties. Any future transactions, including loans, between Infoseek and any of its officers, directors, affiliates and principal stockholders will be on terms no less favorable to Infoseek than can be obtained from unaffiliated third parties. Any such transactions will be subject to approval of a majority of the Infoseek board of directors, including a majority of the independent, disinterested directors.

        REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board of Directors works with the Company's management to establish compensation policies for the Company. The Committee also sets the compensation of the Chief Executive Officer, reviews and approves the compensation of other key executives, and approves stock option grant awards for all executive officers. The Committee is composed of all non-employee directors.

Compensation Philosophy

  The Company operates in the competitive and rapidly changing high technology industry. Therefore, the Committee works to build compensation programs and practices for executive officers that will attract, motivate, and retain talented executives responsible for the success of the Company. Within this overall context, the Committee's objectives are to: (1) offer a total compensation program that takes into consideration the compensation practices of peer companies with which the Company competes in the recruitment and retention of executive talent; (2) provide annual incentive awards that take into account the Company's overall performance vis a vis designated Company objectives as well as individual contribution to the achievement of Company-wide results; and (3) align the financial interests of executive officers with those of stockholders by providing significant equity-based incentives.

Executive Compensation Practices

  Cash Compensation. The Company targets base salary consistent with market median as defined by comparable positions in a broad peer group. The peer group includes companies of similar size and business focus that represent the Company's competitive market for recruitment and retention of executive talent. Targets are based on salary data from independent salary surveys. The salary of each executive is set relative to established targets based on individual experience, capabilities, and demonstrated contribution.

  To reinforce a focus on and the attainment of Company goals, the Company establishes an annual cash incentive for each executive officer. Incentive targets for each executive officer are established so that when the Company meets its goals, individuals will receive base salary plus incentive at levels that are consistent with market median of comparable positions in a broad peer group of companies; when the Company exceeds it goals, total cash compensation will attain levels at or above peer group norms. Incentive targets are stated in terms of a percentage of the officer's base salary for the year. Target incentive levels are based on cash incentive data from independent salary surveys.

  The annual incentive paid to each executive officer is determined on the basis of the Company's achievement of financial and operational performance goals established at the beginning of the fiscal year. The incentive plan sets threshold levels of performance for each financial and operational performance goal that must be reached before any incentive for an individual goal is awarded. Once the annual threshold is reached for each metric, specific formulas are in place to calculate the actual incentive payment for each officer. The total incentive earned is based on the total of the incentive earned for each individual performance goal.

  In calendar year 1998, the Company generally exceeded threshold levels but did not meet target levels in all cases. Bonuses paid to executive officers in 1998 reflect these mixed results. Although the Company changed from a fiscal year ending December 31 to a fiscal year with 52 or 53 week periods ending on the Saturday nearest September 30, bonuses were paid on December 31, 1998 for the 12-month period from January 1, 1998 to December 31, 1998.

  Equity-Based Compensation. Equity-based compensation is viewed as an important component of the Company's performance-based compensation philosophy. The goal of equity compensation is to align the interests of each executive officer with the interests of the stockholders generally. As the Committee believes that executive officers are the individuals who can most significantly impact the long term growth and profitability of the Company, the Committee believes that significant compensation in the form of stock options will motivate executive officers to manage the Company in a manner that will benefit stockholders.

  In determining the size of each individual's equity-based incentive, the Committee takes into consideration a number of factors, including: the individual's position in the Company; the individual's ability to influence long-term growth and profitability; the individual's recent performance; comparable awards made to individuals in similar positions in the broad peer group of companies that represent the Company's market for executive talent; and the number of unvested options held at the time of the new grant. The relative weight given to each of these factors may vary among individuals at the Committee's discretion; however, performance and ability to contribute to the future growth of the Company are considered the most important factors in determining award size and frequency.

  In the nine month period ending October 3, 1998, each of Harry Motro, Les Wright, Andrew Newton, Barak Berkowitz, Beth Haggerty and John Nauman received option grants under the Company's 1996 Stock Option/Stock Issuance Plan. Each grant allows the officer to acquire shares of the Company's stock at a fixed price per share (the market price on the date of grant). The options vest over a four-year period contingent on the executive's continued employment with the Company. Therefore, the options become valuable and exercisable only if the executive continues his/her service to the Company and the price of the Company's stock subsequently increases over the option term.

CEO Compensation

  In calendar year 1998, Mr. Motro's annual base salary was set to reflect salary levels paid to chief executive officers in peer companies and his individual performance. Mr. Motro's annual salary for fiscal year 1998 was $250,000; in the nine-month period ending October 3, 1998, Mr. Motro was paid $187,000. Consistent with the bonus and stock option award criteria outlined above, Mr. Motro accrued a cash incentive paid on December 31, 1998 and was granted a stock option of 125,000 shares during the nine month period ending October 3, 1998 based on his individual performance and leadership of the Company in achieving fiscal year financial and operational results.

Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that compensation exceeds $1 million dollars per covered officer in any fiscal year. This limitation applies only to compensation that is not considered to be performance based.

  Targeted cash compensation of named executive officers is below the $1 million threshold. Further, the Committee believes the options granted under the 1996 Stock Option/Stock Issuance Plan will meet the requirement of being performance-based under the provisions of Section 162(m). Therefore, Section 162(m) should not reduce the tax deductions available to the Company and no changes to the Company's compensation program were needed in this regard.

                           COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                          L. William Krause
                                          Jacob J. Winebaum
                                          John E. Zeisler

                             PERFORMANCE GRAPH (1)

  The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, from the effective date of the initial public offering of the Company's Common Stock (June 11, 1996) through December 31, 1998 for the Company, the Nasdaq Stock Market--U.S. Index (the "Nasdaq Index") and the Hambrecht & Quist Internet Index (the "Internet Index"). The graph assumes that $100 was invested in the Company's Common Stock, the Nasdaq Index and the Internet Index on June 11, 1996. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                     Comparison of Cumulative Total Returns



               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG INFORSEEK CORP., S&P 500 INDEX AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

                                            NASDAQ          HAMBRECHT
                             INFOSEEK       STOCK           & QUIST
                             CORPORATION    MARKET (U.S.)   INTERNET
                             -----------    -------------   ----------
                                        Cumulative Total Return
6/11/96                        $100            $100           $100
   6/96                          71              96             92
   9/96                          65             100             85
  12/96                          55             105             78
   3/97                          51              99             62
   6/97                          37             117             77
   9/97                          66             137            102
  12/97                          77             128            105
   3/98                         129             150            141
   6/98                         256             154            177
   9/98                         176             140            142
  12/98                         353             181            245

--------
(1) The material under this caption is not "soliciting material," is not deemed filed with SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

  It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return the accompanying proxy in the envelope which has been enclosed, at your earliest convenience.

                                          FOR THE BOARD OF DIRECTORS

                                          Harry M. Motro,
                                          President, Chief Executive Officer
                                          and Director

Dated: April 19, 1999

1532-PS-99

                                   DETACH HERE
--------------------------------------------------------------------------------

[X] Please mark
    votes as in
    this example.

1. Election of Directors

   Nominees: Harry M. Motro, Steven T. Kirsch, Steven M. Bornstein, Robert A. Iger, L. William Krause, Matthew J. Stover, Jacob ("Jake") J. Winebaum, John E. Zeisler

          FOR                              WITHHELD
          ALL                              FROM ALL
        NOMINEES [_]                   [_] NOMINEES

                                                                 MARK HERE
                                                               FOR ADDRESS
                                                                CHANGE AND
     [_] ________________________________________________       NOTE BELOW [_]
             For all nominees except as noted above


                                                           FOR  AGAINST ABSTAIN
2. Amendment to 1996 Stock Option/Stock Issuance Plan      [_]    [_]     [_]
   (share increases)

3. Amendment to 1996 Stock Option/Stock Issuance Plan      [_]    [_]     [_]
   (non-employee directors)

4. Amendment to Employee Stock Purchase Plan               [_]    [_]     [_]

5. Ratification of Ernst & Young LLP as independent        [_]    [_]     [_]
   auditors

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If the signer is a corporation, please give the full corporate name and have a duly authorized officer sign stating such officers' title. If the signer is a partnership, please sign in the partnership name by an authorized person.

Signature:__________________ Date:_____ Signature:___________________ Date:_____

                                  DETACH HERE
--------------------------------------------------------------------------------


                                    PROXY

                            INFOSEEK CORPORATION

                     1999 ANNUAL MEETING OF STOCKHOLDERS

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    OF INFOSEEK CORPORATION ("INFOSEEK")

The undersigned hereby appoints Harry M. Motro, Leslie E. Wright and Andrew E. Newton, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of Infoseek's common stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Infoseek to be held at Infoseek's executive offices located at 1399 Moffett Park Drive, Sunnyvale, California 94089, on Friday, May 14, 1999 at 9:00 a.m. local time, and at any and all adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present, upon and in respect of the following proposals and in accordance with the following instructions. The proposals referred to herein are described in detail in the accompanying proxy statement.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SPECIFIED ON THE REVERSE SIDE. IF A SPECIFIC DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

-----------                                                          -----------
SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE          SEE REVERSE
    SIDE                                                                 SIDE
-----------                                                          -----------